Exhibit 99.1

Hepion Pharmaceuticals’ CRV431 Demonstrates Additional Potential Advantage in Liver Disease

- CRV431 May Reduce Risk of NASH-Associated Ischemic Stroke -

EDISON, N.J., December 2, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, today announced results from a translational research study in which its lead drug candidate, CRV431, decreased formation of a novel class of human blood platelets, called ‘procoagulant platelets.’ High levels of procoagulant platelets have been associated with transient ischemic attack and stroke.1

Patients with advanced liver disease often have coagulopathy disorders, diabetes, and dyslipidemia, and may develop hemorrhagic and ischemic diseases including stroke.2 For example, patients with nonalcoholic fatty liver disease (“NAFLD”) and NASH have an increased risk for ischemic stroke, which accounts for 87% of strokes in the United States and is the second leading cause of death globally.3 Additionally, patients with NAFLD may experience more severe stroke which may require more aggressive management of liver disease.4 Nonclinical studies have reported that cyclophilins, the enzymes inhibited by CRV431, contribute to platelet activities, which prompted Hepion to undertake the present in vitro study to examine the effects of CRV431 on platelets.

The study was conducted by Dr. Paul Jurasz, Associate Professor in the Faculty of Pharmacy & Pharmaceutical Sciences at University of Alberta (Edmonton, Canada). Human blood platelets were collected from 8 human donors and experimentally activated with collagen and thrombin to simulate the propagation phase of blood clotting. Treatment with CRV431 at pharmacologically relevant concentrations decreased membrane exposure of phosphatidylserine, a marker of procoagulant platelets, by up to 49% (mean 29% reduction; p<0.001). Importantly, CRV431 seemingly had no significant effect on platelet aggregation.

“NASH and NAFLD are well-established risk factors for cardiovascular disease,” stated Dr. Patrick Mayo, Hepion’s Senior Vice-President of Clinical Pharmacology and Analytics. “And, we know that the risks for ischemic stroke and the severity and prognosis of stroke appear to be linked to liver diseases such as NASH. In turn, high levels of procoagulant platelets are noted in ischemic stroke. The reduction in procoagulant platelets by CRV431 appears to occur at least in part by inhibiting the specific isoform, cyclophilin D, based on other experimental studies.”

Dr. Jurasz added, “The results of this study are quite intriguing, as blocking procoagulant platelet formation may provide for a novel anti-thrombotic strategy, particularly in the prevention of certain types of strokes in which elevated levels of procoagulant platelets have been observed.”

“The findings of this study further add to our belief that CRV431 will emerge as a leading therapeutic drug in the treatment of NASH and other liver disease,” stated Dr. Robert Foster, Hepion’s CEO. “CRV431 is a multi-modal agent that is now demonstrating an additional potential benefit in reducing the downstream negative consequences of NASH: a possible link to cardiovascular risk. Thus far, we have generated both in vitro and in vivo data confirming CRV431 reduces fibrosis, inflammation, hepatocellular carcinoma, and now, the potential to reduce procoagulant platelets. Each one of these events may lead to increased morbidity and mortality, but may be treated by CRV431, an inhibitor of many isoforms of cyclophilins in humans. To date, CRV431 appears safe and well-tolerated in our phase 1 and 2 clinical trials.”

1Blood 2017;130(20):2171-2179

2JAMA Neurol. 2017;74(8):927-932

3Medscape 2018

4World J Hepatol. 2018;10(7):474-478

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for the treatment of non-alcoholic steatohepatitis (NASH) and other liver diseases.

The Company’s lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in preclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company’s footprint in the cyclophilin inhibition therapeutic space.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain U.S. Food and Drug Administration (“FDA”) clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com